Exhibit 99.1

CONTACT

Shari Morey, Communications Manager
Phone: 812-931-5035
E-mail: shari.morey@hillenbrand.com

Helen Cornell Appointed to Hillenbrand Board

BATESVILLE, Indiana, August 16, 2011 — /PR NewsWire/ — The board of directors of Hillenbrand, Inc. (NYSE:HI), has appointed Helen W. Cornell to a newly created board seat, effective immediately.

“Helen is a wonderful addition to our board,” said Ray J. Hillenbrand, chairman of the Hillenbrand board of directors. “We look forward to benefitting from her deep talent and experience in finance, operations and growth through acquisitions. Helen’s background also provides her with strong insight into our process equipment business platform, which will be invaluable as we continue to transform Hillenbrand into a global diversified industrial company.”

In November 2010, Cornell retired as executive vice president and chief financial officer of Gardner Denver, Inc., a leading global manufacturer of compressors, blowers, pumps, loading arms and fuel systems for various industrial, medical, environmental, transportation and process applications. She served in various operating and financial roles of increasing responsibility at Gardner Denver during her 22-year tenure at the company, including a term as vice president and general manager of the Fluid Transfer Division and as vice president of strategic planning.

Active in the business community, Cornell chairs the Audit Committee for two boards: The Alamo Group, where she is also a member of the Compensation Committee, and the privately owned Owensboro Grain Company, where she is also a member of the Executive Committee. In Quincy, Ill., where she resides, Cornell has experience on the boards of several not-for-profit organizations.

“Hillenbrand has a strong, sustainable growth strategy, supported by a culture that values quality, service and prudent cash management,” said Cornell. “The company is poised for growth on a global scale, and I’m excited to be part of this effort to build additional value for shareholders.”

A certified public accountant (CPA) and certified management accountant (CMA), Cornell has a bachelor’s degree in accounting from the University of Kentucky and a master’s in business administration from Vanderbilt University.

About Hillenbrand, Inc.

Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two business platforms. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, burial vaults, selection room display fixturing, and other personalization and memorialization products. The Process Equipment Group is a recognized leader in the design, production, marketing and servicing of equipment and systems used in processing applications for a diverse range of industrial markets. Its two business lines are K-Tron, which focuses primarily on feeding and pneumatic conveying equipment, and the Size Reduction Group, which concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-E